Exhibit 10.D

                            VIAD CORP

                 ANNUAL MANAGEMENT INCENTIVE PLAN
         PURSUANT TO THE VIAD 1997 OMNIBUS INCENTIVE PLAN
                   AS AMENDED FEBRUARY 19, 1998


I.    PURPOSE:

      The purpose of the Viad Corp Management Incentive Plan
      (Plan) is to provide key executives of Viad Corp and its subsidiaries with an incentive to achieve goals as set forth under this Plan for each calendar year (Plan Year) for their respective companies and to provide effective management and leadership to that end.

II.   PHILOSOPHY:

      The Plan will provide key executives incentive bonuses based upon appropriately weighted pre-defined net income and other performance measurements.

III.  SUBSIDIARIES, SUBSIDIARY GROUPS AND DIVISIONS:

      A. Each subsidiary, subsidiary group, line of business or division listed below is a "Company" for the purposes of this Plan:

            NAME OF COMPANY

            Aircraft Service International group
            Brewster Transport Company Limited
            Crystal Holidays, Limited
            Dobbs International Services, Inc. group
            Exhibitgroup/Giltspur, Inc.
            GES Exposition Services, Inc. group
            Greyhound Leisure Services, Inc. group
            Jetsave Inc. group
            Premier Cruise Lines, Inc.
            Restaura, Inc. group
            Travelers Express Company, Inc. group

            Viad Corp may, by action if its Board of Directors or its Human Resources Committee, add or remove business units on the list of participant companies from time to time.


      B.    FUNDING LIMIT:

            A "funding limit" shall be established annually for each Company participant who has been designated an Executive Officer as defined under Section 16b of the Securities Exchange Act. The funding limit shall be an amount determined by multiplying the actual net income of the Company for the Plan Year by the percent of such income approved by the Human Resources Committee of the Viad Corp Board of Directors (Committee) for such funding limit. The subsidiary executive cannot be paid a larger bonus than the funding limit provided by this clause, but may be paid less in the discretion of the HR Committee based on the Performance Goals set forth below and other such factors which the HR Committee may consider.

      C.    PERFORMANCE GOALS:

            1.   NET INCOME:

                 An appropriate "net income" target for the plan year for each Company will be recommended by the Chief Executive Officer of Viad Corp to the Committee for approval taking into account overall corporate objectives, historical income and Plan Year financial plan income (on the same basis as determined below) and, if appropriate, other circumstances.

                 Net income to be used in calculating the bonus pool of each Company shall mean net income (after deducting charges against income for all incentives earned, including those earned under this Plan) adjusted to appropriately exclude the effects of gains and losses from the sale or other disposition of capital assets other than vehicles. There will be an addback to actual net income for any additional intercompany interest cost (net of tax) incurred during the year by a subsidiary as the result of any special dividend paid (in excess of 100% of net income for the year). In addition, an addback to actual net income will be allowed for any increased cost to a subsidiary for an increase in the formula allocation of corpoate overhead over amounts included in the Plan for the year.

                 Special treatment of any other significant unusual or non-recurring items (for purposes of determining actual Plan Year net income) arising after a Company's targets are set may be recommended by the Chief Executive Officer of Viad Corp to the Committee for approval, including, for example, appropriate adjustment of net income target to reflect planned effects of an acquisition approved after target has been set. Other examples include extraordinary items, effects of a change in accounting principles or a change in federal income tax rates.

            2.   OTHER PERFORMANCE MEASUREMENTS:

                 An appropriate number of performance
                 measurements other than net income will be established for each Company, to place increased emphasis on areas of importance to achieving overall corporate objectives, with the Chief Executive Officer of Viad to recommend to the HR committee the measures to be used and, at the end of the year, the level of achievement against each. Measures which may be used include, but are not limited to:

                 1)      Cash flow growth
                 2)      Operating income margin growth*
                 3)      Revenue growth*
                 4)      Receivables-days outstanding/timely and
                         accurate billing
                 5)      Working capital control
                 6)      Control/reduce workers compensation and
                         liability claims/costs
                 7)      Profitability per employee
                 8)      Growth in funds for payment service

                 *       Fully taxable equivalent basis (where
                         appropriate)

            3.   ESTABLISHING TARGETS:

                 The actual target for net income and the categories of discretionary performance measurement to be employed will be established by the Committee no later than 90 days after the beginning of the Plan Year after receiving the recommendations of the Chief Executive Officer of Viad Corp.

      D.    PARTICIPANT ELIGIBILITY:

            The Committee will select the Executive Officers as defined under Section 16b of the Securities Exchange Act eligible for participation no later than 90 days after the beginning of the Plan Year. Other personnel will be eligible for participation as designated by each Company President or Chief Executive Officer and recommended to the Chief Executive Officer of Viad Corp for approval, limited only to those executives who occupy a position in which they can significantly affect operating results as pre-defined by appropriate and consistent criteria, i.e., base salary not less than $49,000 per year, or base salary not less than 50% of the Company's Chief Executive Officer, or position not more than the third organizational level below the Company Chief Executive Officer or another applicable criteria.

            NOTE: Individuals not qualifying under the criteria established for the Plan Year who were included in the previous year will be grandfathered (continue as qualified participants until retirement, reassignment, or termination of employment) if designated by the Company President or Chief Executive Officer, and approved by the Chief Executive Officer of Viad Corp.

      E.    TARGET BONUSES:

            Target bonuses will be approved by the Committee for each Executive Officer in writing within the following parameters no later than 90 days after the beginning of the Plan Year and will be expressed as a percentage of salary paid during the year. Target bonuses for other eligible personnel will be established in writing within the following parameters subject to approval by the Chief Executive Officer of Viad Corp.

            Actual bonus awards will be dependent on Company performance versus the targets established. A threshold performance will be required before any bonus award is earned under the net income goal. Awards will also be capped when stretch performance levels are achieved.



                                    As a Percentage of Salary

Subsidiary Positions          Threshold**    Target    Cap
-----------------------------------------------------------------

Chief Executive Officer/
President*                      22.5%         45%      80.325%
                                20.0%         40%      71.4%

Executive Vice President-
Senior Vice President, and
Other Operating Executives      20.0%         40%      71.4%

Vice Presidents*                17.5%         35%      62.475%
                                15.0%         30%      53.55%

Key Management Reporting
to Officers*                   12.5%          25%      44.625%
                               10.0%          20%      35.7%

Staff Professionals*            7.5%          15%      26.775%
                                5.0%          10%      17.85%
-----------------------------------------------------------------

* Target Bonus, as determined by the Committee, is dependent upon organization reporting relationships.

**    Reflects minimum achievement of both performance targets.
      Threshold could be lower if minimum achievement of only one performance target is met.

      F.    BONUS POOL TARGET:

            1. The "Bonus Pool Target" will be initially established no later than 90 days after the beginning of the Plan Year and will be adjusted to equal the sum of the target bonuses of all designated participants in each Company based upon actual Plan Year salaries, as outlined in paragraph D above, plus 15% for Special Achievement Awards.

            2.   The bonus pool will accrue ratably such that

                 (a)     on 2/3 of the sum of target bonuses:

                         (i)    no bonus will be earned if less
                                than 90% of the net income
                                target is achieved;

                         (ii)   50% (threshold) to 100% will be
                                earned if 90% to 100% of the net
                                income target is achieved;

                         (iii)  100% to 178.5% will be earned if
                                100% to 110% of the net income
                                target is achieved.

                 (b)     on 1/3 of the sum of target bonuses:

                         (i)    No bonuses will be earned if
                                achievement relating to the
                                other designated performance
                                measurements is considered
                                unsatisfactory;

                         (ii)   50% (threshold) to 178.5% will
                                be earned as determined by the
                                Committee after considering the
                                recommendation of the Chief
                                Executive Officer of Viad of the
                                level of acceptable achievement
                                relating to the other designated
                                performance measurements.

                                Notwithstanding 2.a) i), ii) and
                                iii), of this paragraph F, the
                                ratable accrual of the net
                                income target may be established
                                for threshold within the range
                                of above 90%, up to and
                                including 95% and for maximum
                                within the range of below 110%
                                down to 105%, for a Company as
                                may be designated by the
                                Committee after considering the
                                recommendations of the Chief
                                Executive Officer of Viad Corp;
                                however, the Committee may, when
                                appropriate, adjust such ranges
                                upward or downward.

                                Further, the bonus pool shall
                                include any excess of the
                                funding limit established
                                pursuant to paragraph B for a
                                Company's Executive Officer(s)
                                over the amount of bonus pool
                                funds otherwise provided with
                                respect to such person(s)
                                pursuant to 2a) and b) of this
                                Paragraph F.

            3. Bonus pool accruals not paid out shall not be carried forward to any succeeding year.

      G.    INDIVIDUAL BONUS AWARDS:

            1. Indicated bonus awards will be equal to the product of the target bonus percentage times the weighted average percentage of bonus pool accrued as determined in paragraph F above times the individual's actual base salary earnings during the Plan Year, subject to adjustments as follows:

                 (a)     iscretionary upwards or downward
                         adjustment of formula bonus awards by
                         the Committee after considering the
                         recommendation of the Company President
                         or Chief Executive Officer with the
                         approval of the Chief Executive Officer
                         of Viad Corp for those executives not
                         affected by Section 162(m) of the
                         Internal Revenue Code, and

                 (b)     discretionary downward adjustment of
                         awards by the Committee for those
                         executive officers affected by Section
                         162(m) of the Internal Revenue Code, and

                 (c)     no individual award may exceed the
                         individual's capped target award or the
                         funding limit with respect to Executive
                         Officers, and the aggregate recommended
                         bonuses may not exceed the bonus pool
                         accrued for other than Special
                         Achievement Awards.

            2. Bonuses awarded to the participating management staff of subsidiary groups may be paid from funds accrued based upon the target bonus for such participant(s) times the weighted average performance of the Companies in the subsidiary group, subject to adjustments as above.

IV.   VIAD CORP CORPORATE STAFF:

      A.    FUNDING LIMIT:

            A "funding limit" shall be established annually for each Corporate participant who has been designated an Executive Officer as defined under Section 16b of the Securities Exchange Act. The funding limit will be an amount determined by multiplying the actual net income from continuing operations of the Corporation (as used in the income per share calculation described herein) for the Plan Year by the percent of such income approved by the Committee for such funding limit. The executive cannot be paid a larger bonus than the funding limit provided by this clause, but may be paid less in the discretion of the Committee based on the Performance Goals set forth below and such other factors which the Committee may consider.

      B.    PERFORMANCE GOALS:

            1.   INCOME PER SHARE:

                 An appropriate "income per share" from
                 continuing operations target for Viad Corp will be recommended by the Chief Executive Officer of Viad Corp to the Committee for approval after considering historical income per share from continuing operations, Plan Year financial plan income, overall corporate objectives, and, if appropriate, other circumstances.

                 Income per share from continuing operations is determined before extraordinary items, effects of changes in accounting principles or a change in federal income tax rates after the target has been set. (For example, new FASB release on Earnings per share to be effective for periods after December 15, 1997, but not taken into account in setting 1997 target income per share.) Reclassification of a major business unit to discontinued operations status after targets have been set would also require adjustment because of effect on continuing operations results. While gains on disposition of a business would normally not be included in determining actual Plan Year net income or income per share, in the event of the sale of a subsidiary or major business unit, a portion of gain would be included equal to the difference between the sold unit's planned net income for the year and actual results to date of sale plus calculated interest savings on proceeds for the balance of the year, so that actual results are not penalized for selling a business.

            2.   OTHER PERFORMANCE MEASUREMENTS:

                 An appropriate number of performance
                 measurements other than income per share will be established for Corporate, with the Chief Executive Officer of Viad to recommend to the Human Resources Committee the level of achievement against each of the measures.

                 The measures to be considered include, but are not limited to:

                 1)      Reduction of investment in non-core
                         assets
                 2)      Cash flow growth
                 3) Management of 'legacy' liabilities of discontinued and/or sold businesses (primarily for legal, self-insurance, reinsurance and environmental matters)
                 4)      Strategic positioning through effective
                         portfolio management
                 5)      Corporate center cost control
                 6)      Successfully exiting the discontinued
                         cruise business in 1997
                 7) Maintain or improve to mid-BBB Viad's debt ratings from each of the rating agencies
                 8) Through analysis and support, identify and help correct problems in operating units

            3.   ESTABLISHING TARGETS:

                 The actual target for income per share and the other performance measurements to be used will be established by the Committee no later than 90 days after the beginning of the Plan year after receiving the recommendations of the Chief Executive Officer of Viad Corp.

      C.    PARTICIPANT ELIGIBILITY:

            The Committee will select the Executive Officers as defined under Section 16b of the Securities Exchange Act eligible for participation no later than 90 days after the beginning of the Plan Year. Other personnel will be eligible for participation as recommended by the appropriate staff Vice President and as approved by the Chief Executive Officer of Viad Corp, limited only to those executives who occupy a position in which they can significantly affect operating results as defined by the following criteria:

            a)   Salary grade 25 and above; and

            b) Not more than Organizational Level Four below the Chief Executive Officer.

            NOTE: Individuals not qualifying under the criteria established for the Plan Year who were included in the previous year will be grandfathered (continue as qualified participants until retirement, reassignment, or termination of employment) if designated by the appropriate Vice President and approved by the Chief Executive Officer of Viad Corp.

      D.    TARGET BONUSES:

            Target bonuses will be approved by the Committee for each Executive Officer in writing within the following parameters no later than 90 days after the beginning of the Plan Year and will be expressed as a percentage of salary. Target bonuses for other eligible personnel will be established in writing within the following parameters subject to approval by the Chief Executive Officer of Viad Corp.

            Actual bonus awards will be dependent on Company performance versus the targets established. A threshold performance will be required before any bonus award is earned under the income per share goal. Awards also will be capped when stretch performance levels are achieved.

                          As a Percentage of Salary

Corporate Positions      Threshold**    Target    Cap
----------------------------------------------------------------

Chairman, President &
Chief Executive Officer    37.50%         75%     127.5%

Senior Advisory Group      22.50%         45%      76.5%

Corporate Staff Officers   20.00%         40%      68.0%

Staff Directors*           17.50%         35%      59.5%
                           15.00%         30%      51.0%
                           12.50%         25%      42.5%
                           10.00%         20%      34.0%

Staff Professionals*        7.50%         15%      25.5%
                            5.00%         10%      17.0%
----------------------------------------------------------------

* Target Bonus, as determined by the Committee, is dependent upon Organization Reporting Relationships.

** Reflects minimum of achievement of both performance targets. Threshold could be less if minimum achievement of only one performance target is met.

      E.    BONUS POOL TARGET:

            1. The "Bonus Pool Target" will be established no later than 90 days after the beginning of the Plan year and will be adjusted to equal the sum of the target bonuses of all qualified participants based upon actual Plan Year base salaries, as outlined in paragraph C above, plus 15% for Special Achievement Awards.

            2.   The bonus pool will accrue ratably such that

                 a)      on 2/3 of the sum of the target bonuses:

                         (i)    no bonus will be earned if less
                                than 90% of income per share
                                target is achieved;

                         (ii)   50% to 100% will be earned if
                                90% to 100% of income per share
                                target is achieved; and

                         (iii)  100% to 170% will be earned if
                                100% to 110% of income per share
                                target is achieved.

                 b)      on 1/3 of the sum of target bonuses:

                         (i)    no bonus will be earned if
                                achievement relating to the
                                other designated performance
                                measurements is considered
                                unsatisfactory;

                         (ii)   from 50% (threshold) to 170%
                                will be earned as designated by
                                the Committee after considering
                                the recommendation of the Chief
                                Executive Officer of Viad of the
                                level of acceptable achievement
                                relating to the other designated
                                performance measures

                         provided no less than an amount equal to 12.5% of the actual bonus accruals earned under section III of this Plan or any Line of Business Incentive Plan established after 1984, for participants under section III herein will be earned hereunder, up to an aggregate maximum of 170% of Bonus Pool Target and transferred by the companies covered in section III, herein, to Viad Corp.  For
                         purposes of this determination only, the 178.5% upper limit shall not apply on such actual bonus accrual calculations for subsidiaries, subsidiary groups and divisions, and the calculation will exclude the excess if any, of funding limit amounts over bonus pool funds otherwise calculated under this provision.

                 c) Notwithstanding 2. a) i), ii) and iii) of this paragraph E, the ratable accrual of the income per share target may be established for threshold within the range of above 90% up to and including 95% and for maximum within the range of below 110% down to 105% as may be designated by the Committee; however, the Committee may, when appropriate, adjust such ranges upward or downward. Further, the bonus pool shall include any excess of the funding limit established pursuant to Paragraph B for each Corporate Executive Officer over the amount of bonus pool funds otherwise provided with respect to such persons pursuant to 2 a) and b) of this Paragraph E.

            3. Bonus pool accruals not paid out shall not be carried forward to any succeeding year.

      F.    INDIVIDUAL BONUS AWARDS:

            Indicated bonus awards will be equal to the product of the target bonus percentage times the weighted average percentage of bonus pool accrued as determined in paragraph D above times the individual's actual Plan Year base salary earnings, subject to adjustments as follows:

            a) discretionary upward or downward adjustment of formula awards by the Committee after considering the recommendations of the Chief Executive Officer of Viad Corp for those executives not affected by Section 162(m) of the Internal Revenue Code.

            b) discretionary downward adjustment of awards by the Committee for those Executive Officers affected by Section 162(m) of the Internal
                 Revenue Code, and

            c) no individual award may exceed the individual's capped target award or the funding limit with respect to Executive Officers and the aggregate recommended bonuses may not exceed the bonus pool for other than Special Achievement Awards.


V.    SPECIAL ACHIEVEMENT AWARDS:

      Special bonuses of up to 15% of base salary for exceptional performance to employees (primarily exempt employees) who are not participants in this Plan, including newly hired employees, may be recommended at the discretion of the Chief Executive Officer to the Committee from the separate funds for discretionary awards provided for under paragraphs III F and IV E.

VI.   APPROVAL AND DISTRIBUTION:

      The individual incentive bonus amounts and the terms of payment thereof will be fixed following the close of the Plan Year by the Committee. Any award made under this Plan is subject to the approval of this Plan by the stockholders of Viad Corp.

VII.  COMPENSATION ADVISORY COMMITTEE:

      The Compensation Advisory Committee is appointed by the Chief Executive Officer of Viad Corp to assist the Committee in the implementation and administration of this Plan. The Compensation Advisory Committee shall propose administrative guidelines to the Committee to govern interpretations of this Plan and to resolve ambiguities, if any, but the Compensation Advisory Committee will not have the power to terminate, alter, amend, or modify this Plan or any actions hereunder in any way at any time.

VIII. SPECIAL COMPENSATION STATUS:

      All bonuses paid under this Plan shall be deemed to be special compensation and, therefore, unless otherwise provided for in another plan or agreement, will not be included in determining the earnings of the recipients for the purposes of any pension, group insurance or other plan or agreement of a Company or of Viad Corp. Participants in this Plan shall not be eligible for any contractual or other short-term (sales, productivity, etc.) incentive plan except in those cases where participation is weighted between this Plan and any such other short-term incentive plan.

IX.   DEFERRALS:

      Participants subject to taxation of income by the United States may submit to the Committee, prior to November 15 of the year in which the bonus is being earned a written request that all or a portion, but not less than $1,000, of their bonus awards to be determined, if any, be irrevocably deferred substantially in accordance with the terms and conditions of a deferred compensation plan approved by the Board of Directors of Viad Corp or, if applicable, one of its subsidiaries. Participants subject to taxation of income by other jurisdictions may submit to the Committee a written request that all or a portion of their bonus awards be deferred in accordance with the terms and conditions of a plan which is adopted by the Board of Directors of a participant's Company. Upon the receipt of any such request, the Committee thereunder shall determine whether such request should be honored in whole or part and shall forthwith advise each participant of its determination on such request.

X.    PLAN TERMINATION:

      This plan shall continue in effect until such time as it may be canceled or otherwise terminated by action of the Board of Directors of Viad Corp and will not become effective with respect to any Company unless and until its Board of Directors adopts a specific plan for such Company. While it is contemplated that incentive awards from the Plan will be made, the Board of Directors of Viad Corp, or any other Company hereunder, may terminate, amend, alter, or modify this Plan at any time and from time to time. Participation in the Plan shall create not right to participate in any future year's Plan.

XI.   EMPLOYEE RIGHTS:

      No participant in this Plan shall be deemed to have a right to any part or share of this Plan. This Plan does not create for any employee or participant any right to be retained in service by any Company, nor affect the right of any such Company to discharge any employee or participant from employment. Except as provided for in administrative guidelines, a participant who is not an employee of Viad Corp or one of its subsidiaries on the date bonuses are paid will not receive a bonus payment.

XII.  EFFECTIVE DATE:

      The Plan shall be effective January 1, 1997, provided however, that any award made under this Plan is subject to the approval of the Viad 1997 Omnibus Incentive Plan by the stockholders of Viad Corp.